Exhibit 99.1

Contact Information:
July 5, 2006	Thomas J. Jansen
Chief Financial Officer
414-643-2252

FOR IMMEDIATE RELEASE

RBS Global and Rexnord Corporation Announce $840,000,000 High Yield Offering

Milwaukee, WI – July 5, 2006

RBS Global, Inc. and its wholly owned subsidiary, Rexnord Corporation (“Rexnord”), a leading manufacturer of precision motion technology products, today announced their intent to offer to qualified purchasers pursuant to Rule 144A, subject to market and other conditions, $420 million principal amount of Senior Notes due 2014 and $420 million principal amount of Senior Subordinated Notes due 2016 in a private placement. The proceeds of the offering, together with an equity investment by an affiliate of Apollo Management, L.P. (“Apollo”) and borrowings under new senior secured credit facilities, will be used to finance Apollo’s purchase of RBS Global from The Carlyle Group as previously announced on May 25, 2006. The offering will close contemporaneously with the closing of the acquisition, which is subject to various regulatory and other conditions and is expected to close in the third calendar quarter of 2006.

The notes will be offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933. The notes will not be registered under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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Rexnord Corporation

Headquartered in Milwaukee, Wisconsin, Rexnord is a leading worldwide manufacturer of highly-engineered precision motion technology products, primarily focused on power transmission with approximately 5,800 employees worldwide. Rexnord products are sold around the world by over 300 direct sales representatives through a network of multiple service centers and warehouses backed by hundreds of independent stocking distributors. For more information, visit www.rexnord.com.

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in SEC filings.

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